Exhibit 4(qq)

     Lease No.

The lease is made between the landlord SHINANO KENSHI (HK) CO., LTD. (hereinafter called "Party A") and the tenant ISE LABS HONG KONG LTD. (hereinafter called "Party B"). Both parties hereby agree to enter into and abide by all the terms and conditions set out herein.

(1) Party A hereby leases Flat D & E store room, 23/F, South East Industrial Building, 611-619 Castle Peak Road, Tsuen Wan to Party B at a monthly rent of HK$1,100 (a receipt will be issued upon each payment) for two years from October 1, 2000 to September 30, 2002. The tenant is not allowed to terminate the lease at any time within the lease term, otherwise a rent for the rest of the term shall be paid.

(2) Party B shall not sub-lease or re-lease the flat to any other person and shall not occupy any other place than the leased premise. Party B shall give a month's prior written notice in case of renewal (a new contract will be made in such case) or termination upon the expiry of the lease.

(3) The payment of the rent shall be paid on the first date of each month and shall not be delayed. In case where Party B is unable to pay to Party A the rent 10 days after the due date or to perform any terms and conditions herein, Party B shall have the legal right to terminate the lease and lease the flat to any other person and recover from Party A the unpaid rent.

(4) Party B shall remove all furniture (except for the furniture leased by Party A within the lease term upon its removal and clear all the relevant procedures. If Party B does not return the door keys or leaves old furniture in the premise for three days upon removal, Party B shall be regarded as giving up its right and Party A shall be entitled to sell the furniture with one or two witnesses without notifying the policeman or the court. Any sales proceeds therefrom shall be used as payment of any default rent and Party B shall pay any shortfall thereof.

(5) Party B needs not pay construction fee and lease premium but shall pay two months rents as a deposit, i.e. HK$2,200 to Party A (a receipt will be issued). Party A shall return the amount free of interest to Party B at its removal and take back the receipt thereof. Party A shall be entitled to deduct any amount payable but unpaid rents or fees from the deposit.

(6) The rates, property tax and Government rents shall be paid by Party A and other miscellaneous fees including charges relating to the elevator, water, electricity, pumping and cleaning and the management fee shall also be paid by Party A.

(7) All original facilities and partition of the premise may not be altered without the consent of Party A.

(8) The premise is for storage purpose only and Party B shall not store any inhibited articles inside the premise or do anything against the laws of the Hong Kong Government. Party B shall not transfer the premise to any other person within or upon the expiry of the lease term.

(9) Party B hereby receives 2 keys to the gate, which shall be returned to the landlord upon removal. Any lost keys shall be replicated and returned. Anything not mentioned herein shall be settled in accordance with the lease ordinances of Hong Kong.

(10) The lease is in duplicates, each of which is held by Party A and Party B respectively.

(11) The lease may not be terminated in the first year of the lease term and the tenant shall give one month's prior written notice for any termination in the second year.

Party A:  SHINANO KENSHI (HK) CO., LTD.
                         ID No.


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          or Business Registration No. 10258283

Party B:  ISE LABS HONG KONG
                         ID No.
          or Business Registration No. 18845266

September 28, 2000


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(I)  Information about the parties
     The information on both the landlord and the tenant includes:
     (1) names
     (2) ID No.s/Business Registration No.s
     (3) addresses - for service of notice
     (4) contact No.s

(II) Information about the premise
     The information on the premise includes:
     (1) the actual location of the premise, including the name of the building, the street no., flat no. and floor no.
     (2)  if there is parking space, indicate the no. & location
     (3)  the lot no. of the building
     Any additional installments to the building should be listed.


Address of the premise:  Flat D & E store room, 23/F, South East Industrial
                         Building, 611-619 Castle Peak Road, Tsuen Wan
Lease Term: 2 years
Expiry Date: September 30, 2002

Correspondence address of the landlord: Flat D, 24/F, South East Industrial
                                        Building, 611-619 Castle Peak Road,
                                        Tsuen Wan
          Tel: 24110013
          Fax:

Correspondence address of the tenant:   Flat D, 22/F, South East Industrial
                                        Building, 611-619 Castle Peak
                                        Road, Tsuen Wan
          Tel: 24128787
          Fax: